AMENDED AND RESTATED DEBENTURE


         THIS AMENDED AND RESTATED DEBENTURE (this "Debenture") is entered into as of the 1st day of February, 1999, by and between Casino Resource Corporation, a Minnesota corporation (the "Company"), in favor of Roy Anderson Holding Corp., a Delaware corporation (the "Holder");

         WHEREAS, the Company executed a debenture dated as of January 31, 1997 (the "Existing Debenture"), in favor of Maritime Group, LTD ("Maritime") in the principal amount of $1,500,000.00;

         WHEREAS, pursuant to an Instrument of Assignment dated as of May 2, 1997, Maritime sold, assigned, transferred and delivered all of its right, title and interest in and to the Existing Debenture to Roy Anderson Corp, a Mississippi corporation ("RAC");

         WHEREAS, pursuant to an Instrument of Assignment dated as of January 31, 1999, RAC sold, assigned, transferred and delivered all of its right, title and interest in and to the Existing Debenture to the Holder;

         WHEREAS, the Existing Debenture matured according to its terms on January 31, 1999, and, as of such date, $180,000.00 of accrued interest was due and payable on the Existing Debenture;

         WHEREAS, pursuant to certain letter agreements, the Company and RAC extended the maturity date of the Existing Debenture to March 3, 1999;

         WHEREAS, the Company has requested, and the Holder has agreed, to modify the terms of the Existing Debenture in certain respects, including, without limitation, (a) to extend the maturity date of the Existing Debenture to November 1, 2000, (b) to capitalize the interest which accrues on the Existing Debenture between February 1, 1999, and May 31, 1999, and to add the amount of such capitalized interest to the principal amount of the Existing Debenture, (c) to provide that principal and interest on the Existing Debenture will be paid in a combination of cash and common stock of the Company and (d) to provide for the acceleration and prepayment of the Existing Debenture upon the occurrence of certain events;

         WHEREAS, in order to accomplish the foregoing modifications, the Company and the Holder have agreed to amend and restate the Existing Debenture in its entirety;

         NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby amend and restate the Existing Debenture in its entirety as follows:

                         AMENDED AND RESTATED DEBENTURE

$1,530,000.00                                                   February 1, 1999


PROMISE TO PAY. CASINO RESOURCE CORPORATION, a Minnesota corporation (the "Company"), promises to pay to the order of Roy Anderson Holding Corp., a Delaware corporation (the "Holder"), a sum equal to One Million Five Hundred Thirty Thousand and 00/100 United States Dollars (U.S. $1,530,000.00), together with simple interest at the fixed rate per annum of six percent (6%), with interest being assessed on the unpaid principal balance of this Debenture as outstanding from time to time, commencing on June 1, 1999, and continuing until this Debenture is paid in full.

PAYMENT. (a) The Company shall pay principal and interest on this Debenture in equal monthly installments of $88,651.29 each (each an "Installment Payment"), commencing on June 1, 1999, and continuing on the first day of each succeeding month through and including November 1, 2000 (each such payment date being referred to herein as a "Payment Date"). Any and all unpaid principal and accrued but unpaid interest and any other amounts due hereunder shall be due and payable at maturity on November 1, 2000.

         (b) The Company shall pay fifty percent (50%) of each Installment Payment in cash in lawful money of the United States of America (the "Cash Payment"). The Company shall pay the balance of each Installment Payment, at the Company's option, in (i) cash in lawful money of the United States of America,
(ii) common stock of the Company ("Company Common Stock") or (iii) a combination of both cash and Company Common Stock. Any amounts remaining unpaid on this Debenture on the maturity date hereof, whether principal, interest or other amounts due hereunder, shall be paid in full in cash on such date. Any Company Common Stock delivered to the Holder in payment of this Debenture as described above will be valued on the basis of the average of the closing sale prices for Company Common Stock on each official stock trading day during the period commencing on May 17, 1999, and ending on May 28, 1999 (regardless of whether any such stock trades on any such stock trading day), as reported by or on the Company's Trading Market. The "Company's Trading Market" means the Nasdaq National Market of the Nasdaq Stock Market or, if Company Common Stock is not then listed on such market, the Nasdaq SmallCap Market of the Nasdaq Stock Market or, if Company Common Stock is not then listed on such market, the OTC Bulletin Board or, if Company Common Stock is not then quoted on such system, any alternative stock trading market in which Company Common Stock is then traded. Such average price shall be equitably adjusted in the case of a Corporate Event (as hereinafter defined) in the manner provided in paragraph (d) below. Between May 3, 1999, and May 28, 1999, inclusive, (i) the Holder agrees that it will not, directly or indirectly (through RAC, or any affiliate of the Holder or RAC, or otherwise), sell (or sell short) any shares of Company Common Stock and (ii) the Company agrees that it will not, directly or indirectly (through any affiliate of the Company or otherwise), purchase any shares of Company Common Stock or warrants.

         (c) In order to make any payments on this Debenture in Company Common Stock as described in subparagraph (b) above, the Company will request its transfer agent, as soon as reasonably possible but in no event later than March 9, 1999, to deliver certificates representing 1,800,000 shares of Company Common

Stock into a special escrow account (the "Escrow Account") with Mesirov Gelman Jaffe Cramer & Jamieson, LLP (the "Escrow Agent"), which Escrow Account is subject to an escrow agreement among the Company, the Holder and the Escrow Agent dated as of March 3, 1999 (the "Escrow Agreement"), and thereafter the Company will use all reasonable efforts to cause such transfer agent to deliver such certificates into the Escrow Account as promptly as reasonably practicable. All such certificates will be registered in the name of the Holder. At least three (3) business days prior to each Payment Date (other than June 1, 1999, as to which such instruction shall be issued on June 1, 1999), the Company will, in accordance with the terms of the Escrow Agreement, instruct the Escrow Agent in writing (with a copy of such instruction concurrently delivered to the Holder) as to the number of shares of Company Common Stock that will need to be released from the Escrow Account and delivered to the Holder in order that the Holder shall receive, on each Payment Date, the number of shares of Company Common Stock which, when valued as described in subparagraph (b) above and when added to the Cash Payment and any additional cash amount being paid by the Company as part of the Installment Payment due on such Payment Date, discharges the full amount of the Installment Payment due on such date. If the Company elects to pay any portion of any Installment Payment by delivering shares of Company Common Stock to the Holder, the Company shall promptly take all steps required under the Escrow Agreement to cause the Escrow Agent to deliver to the Holder on the applicable Payment Date the number of shares specified by the Company in its instructions to the Escrow Agent. Notwithstanding anything herein to the contrary, (i) if on May 31, 1999, the aggregate value of all of the shares of Company Common Stock held in the Escrow Account, valued as provided in subparagraph (b) above, does not equal or exceed $797,862.00, then on such date, the Company shall deposit into the Escrow Account such number of shares of Company Common Stock as shall be necessary to insure that the aggregate value of all of the shares of Company Common Stock held in the Escrow Account, valued as provided in subparagraph (b) above, equals at least $797,862.00 and (ii) no fractional shares of Company Common Stock shall be delivered to the Holder as payment under this Debenture.

         (d) If, at any time after the date hereof and prior to the date this Debenture is paid in full, the Company effects a dividend or other distribution upon or in redemption of Company Common Stock payable in Company Common Stock, other securities or other property, a combination of outstanding shares of Company Common Stock into a smaller number of shares of Company Common Stock, or any reorganization, split, exchange or reclassification of Company Common Stock, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation, in such a way that holders of outstanding Company Common Stock shall be entitled to receive (either directly, or upon subsequent liquidation) stock, securities or other property with respect to or in exchange for Company Common Stock (any such event described in the foregoing clauses being referred to as a "Corporate Event"), then as a condition of such Corporate Event, lawful, appropriate, equitable and adequate provisions shall be made to the terms of paragraphs (b) and (c) above whereby the Holder shall thereafter be entitled to receive on each Payment Date (under the same terms otherwise applicable to its receipt of Company Common Stock), in lieu of or in addition to, as the case may be, the payments specified in paragraphs (b) and (c) above, such cash, stock, securities or other property then held in the Escrow Account as may be necessary to be released from the Escrow Account and delivered to the Holder in order that the Holder shall receive, on each such Payment Date, the amount of cash, stock, securities or other property which, when valued in a fair and equitable manner consistent with the purposes and intents of this Debenture and when added to the Cash Payment and any additional cash amount being paid by the Company as part of the Installment Payment due on such Payment Date, discharges the full amount of the Installment Payment due on such date; provided, however, that in no event whatsoever shall the Company be relieved of its obligation to pay at least 50% of each Installment Payment in cash.

         (e) As directed by the Company, the Holder has given a proxy to John J. Pilger, Chairman of the Board, and Robert J. Allen, Vice President, or either of them, to vote all of the shares of Company Common Stock held in the Escrow
Account for so long as they remain deposited therein. Such proxy shall automatically terminate (without the delivery of any further documentation) with respect to any shares released from the Escrow Account simultaneously with the delivery of such shares to the Holder. Upon the Escrow Agent's receipt of written acknowledgment by the Holder that the Company has satisfied all of its obligations to the Holder under this Debenture, all shares then remaining in the Escrow Account will be returned to the Company by the Escrow Agent for cancellation.

         (f) All payments due hereunder, whether made in the form of cash or delivery of Company Common Stock, shall be made to the Holder's address for notices set forth below or at such other place as the Holder may designate to the Company in writing.

VOLUNTARY PREPAYMENT. The Company may prepay this Debenture in full or in part at any time, provided that any such prepayment must be made in cash, unless otherwise agreed to by the Holder. Early payments under this Debenture shall not relieve the Company of its obligation to continue to make regularly scheduled payments as required herein, but shall instead reduce the principal balance due, and the Company may be required to make fewer payments under this Debenture.

MANDATORY PREPAYMENT. (a) The Company shall repay this Debenture in full, including all principal, accrued interest and other amounts due hereunder, upon the sale of substantially all of the assets of the Company's entertainment business to On Stage Entertainment, Inc. pursuant to the agreement between the Company and On Stage Entertainment, Inc. dated September 21, 1998, or any amended, substitute or successor agreement thereto. Such repayment shall be made in cash simultaneously with the closing of such sale transaction.

         (b) Upon the sale of the Company's casino located in Tunisia, North Africa (whether by the sale of stock or assets, by merger or otherwise), the Company shall pay the Holder a sum equal to $750,000.00 or the remaining balance due hereunder, including principal, accrued interest and any other amounts due hereunder, whichever is less. Such repayment shall be made in cash simultaneously with the closing of such sale transaction and shall be applied by the Holder to payment of the Installment Payments due hereunder in the inverse order of their maturity.

         (c) In addition to the foregoing, in the event that the Company receives any other one-time payment arising out of (i) a sale or other disposition of assets (including the sale of the Company's entertainment business in a transaction not covered by subparagraph (a) above), (ii) a settlement of pending claims, (iii) a collection of notes receivable, (iv) proceeds of litigation, (v) prepayment of any account receivable that arose out of a transaction outside of the Company's ordinary course of business or (vi) a sale of equity securities to more than one purchaser in exchange for cash (each an "Extraordinary Payment"), and the amount of such Extraordinary Payment exceeds the then outstanding principal balance of this Debenture, then the Company shall repay this Debenture in full in cash within five (5) business days after receipt of such Extraordinary Payment. In the event that the Company receives an Extraordinary Payment in an amount which is less than the then outstanding principal balance of this Debenture, then the Company shall pay the Holder a sum equal to fifty percent (50%) of the amount of such Extraordinary Payment in cash within five (5) business days after receipt of such Extraordinary Payment; such payment shall be applied by the Holder to payment of the Installment Payments due hereunder in the inverse order of their maturity. Nothing in this Debenture is intended to create, nor shall it be deemed to create, a security interest in, lien on, or pledge or assignment of any of the Company's notes or accounts receivable.

         (d) From the date of this Debenture through the date this Debenture is paid in full, the Company shall furnish to the Holder no later than the second business day after the receipt by the Company of an Extraordinary Payment a certificate signed by the Chief Financial Officer of the Company identifying the nature, source and amount of such Extraordinary Payment and calculating the amount of prepayment required to be made under the terms of the section of this Debenture entitled "Mandatory Prepayment".

REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Holder as of the date of this Debenture:

         (a) Organization. The Company is a corporation which is duly organized, validly existing and in good standing under the laws of the State of Minnesota.

         (b) Authorization. The Company's execution, delivery and performance of this Debenture has been duly authorized and does not conflict with, and will not result in a violation of, or constitute or give rise to an event of default under, the Company's articles of incorporation or by-laws. Furthermore, the execution, delivery and performance by the Company of this Debenture does not conflict with, and will not result in a violation of, or constitute or give rise to an event of default under, any agreement or other instrument which may be binding upon the Company or under any law or governmental regulation or court decree or order applicable to the Company and/or its properties. The Company has the power and authority to enter into the obligations evidenced by this Debenture. The Company has the power and authority to own and to hold all of its assets and properties and to carry on its business as presently conducted.

         (c) Issued Shares. All shares of Company Common Stock to be delivered to the Holder pursuant to the terms of this Debenture, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid, nonassessable and free of any pre-emptive or similar rights.

         (d) Exchange Act Reports. The Company has duly filed with the Securities and Exchange Commission (the "SEC") all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Exchange Act of 1934 ("Exchange Act Reports") since January 1, 1998. As of their respective dates, all such Exchange Act Reports filed by the Company since such date complied in all material respects with the requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder applicable to such Exchange Act Reports, and none of such Exchange

Act Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (e) Binding Effect. Each of this Debenture and the Escrow Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and (ii) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances..

The Company agrees that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until such time as this Debenture shall be paid in full. The Company agrees to notify the Holder immediately of any breach by the Company of any representation, warranty or agreement of the Company contained herein or should any representation, warranty or agreement made herein become untrue or false at any time. The Company further agrees to indemnify and hold the Holder harmless against any breach by the Company of any representation, warranty or agreement of the Company contained in this Debenture.

RESALES UNDER THE REGISTRATION STATEMENT. (a) The Company agrees to take all reasonable actions (including preparing and filing with the SEC amendments and supplements to the Registration Statement (as defined below) and the prospectus forming a part thereof) as may be necessary to have the Registration Statement declared effective by the SEC at the earliest date practicable and to keep the Registration Statement effective until January 31, 2002, and to comply with the provisions of the Securities Act of 1933 (the "Securities Act") and all applicable rules and regulations promulgated thereunder in order to permit the Holder during such period to resell or otherwise dispose of all of its Registered Shares (as defined below), without further registration of the Registered Shares under the Securities Act of 1933; provided that, before filing any such amendment or supplement, the Company will furnish the Holder with copies of all such documents proposed to be filed and will consider in good faith any written comments or suggested changes thereto made by counsel designated by the Holder. Without limiting the generality of the foregoing, the Company shall amend or supplement the Registration Statement to increase the number of shares subject to resale by the Holder thereunder in the event that the number of Registered Shares exceeds the number disclosed thereunder as being available for resale by the Holder. For purposes hereof, the "Registration Statement" means the Registration Statement of the Company (Registration No. 333-72315) filed with the SEC pursuant to the Securities Act on February 12, 1999, which entitles the Holder and several other selling shareholders to resell their shares of Company Common Stock; and "Registered Shares" means all shares of Company Common Stock acquired by the Holder pursuant to the terms of this Debenture in payment of the $180,000 of accrued interest due under the Existing Debenture as of January 31, 1999, and any shares of Company Common Stock to be acquired by the Holder in partial payment of any Installment Payment.

         (b) Following any resale by the Holder of Registered Shares pursuant to the Registration Statement, the Holder shall notify the Company of the number of Registered Shares sold and the date thereof. Nothing herein shall be deemed to require the Holder to notify the Company of any sale of Registered Shares pursuant to Rule 144 promulgated under the Securities Act, an exemption from the registration requirements of the Securities Act or any other means (other than pursuant to the Registration Statement).

         (c) The Company agrees to take all other reasonable steps to ensure that the Holder's resale of Registered Shares under the Registration Statement is effected in accordance with the Securities Act and the regulations promulgated thereunder, including:

                           (i) promptly filing all Exchange Act Reports as may be necessary to update the information relating to the Company included in the Registration Statement;

                           (ii) promptly furnishing to the Holder such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement and such other documents as the Holder may reasonably request in order to facilitate the disposition of Registered Shares;

                           (iii) using its reasonable commercial efforts to register or qualify the resales under state securities or "blue sky" laws and taking any and all other acts that may be necessary or advisable to enable the Holder to consummate such resales in such jurisdictions, provided however, that the Company will not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or subject itself to taxation in any such jurisdiction;

                           (iv) notifying the Holder, at any time when a prospectus relating thereto is required to be delivered by the Holder under the Securities Act in connection with a resale of Registered Shares, of the occurrence of any event as a result of which the prospectus included in the Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the Holder, preparing a supplement or amendment to such prospectus or file an Exchange Act Report so that, as thereafter delivered to the purchasers of such stock, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

                           (v) otherwise using its reasonable commercial efforts to comply with all applicable rules and regulations of the SEC; and

                           (vi) in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Company Common Stock registered under such Registration Statement for sale in any jurisdiction, using its reasonable commercial efforts promptly to obtain the withdrawal of such order.

PAYMENT OF ACCRUED INTEREST. As full payment of the $180,000.00 of accrued interest due and payable on the Existing Debenture as of January 31, 1999, the Company shall, as soon as reasonably possible but in no event later than March 31, 1999, deliver to the Holder, at its address for notices set forth below, one or more certificates representing 352,250 shares of Company Common Stock registered in the name of the Holder.

NEGATIVE PLEDGE. The Company shall not create, incur or suffer to exist any lien, pledge, security interest or other encumbrance of any kind upon any of the slot machines now or hereafter located at the Company's casino in Tunisia, North Africa (the "Pledge Property"). The Company shall not remove any of the Pledge Property from the Company's casino in Tunisia, North Africa without first notifying the Holder thereof and of the location to which such Pledge Property will be removed. Except for sales or other dispositions of obsolete or worn-out items comprising the Pledge Property, the Company will not sell or otherwise dispose of any of the Pledge Property without making the prepayment required under subsection (b) of the section above entitled "Mandatory Prepayment".

MERGER. Notwithstanding any provision herein to the contrary, the Company shall not consolidate or merge into or with any other person unless such person expressly assumes all of the obligations of the Company under this Debenture.

DEFAULT. The following actions and/or inactions shall constitute events of default under this Debenture:

         (a) Default Under This Debenture. Should the Company (i) default in the payment of any Installment Payment as and within five (5) days of when due, (ii) default in the payment of any other payment due under this Debenture (including any prepayment required to be made under this Debenture) as and when due or
(iii) default in the performance of any other covenant, condition or agreement contained in this Debenture and such default shall remain unremedied fifteen
(15) days after the occurrence thereof.

         (b) Default in Favor of Third Parties. Should the Company default under any loan, extension of credit, security agreement, purchase or sales agreement or any other agreement in favor of any other creditor or person that materially impairs the ability of the Company to perform its obligations hereunder.

         (c) Insolvency. Should the suspension, failure or insolvency, however evidenced, of the Company occur or exist.

         (d) Readjustment of Indebtedness. Should proceedings for readjustment of indebtedness, reorganization, bankruptcy, composition or extension under any insolvency law be brought by or against the Company, unless, if brought against the Company, such proceedings are dismissed within sixty (60) days after the filing thereof.

         (e) Assignment for Benefit of Creditors. Should the Company file proceedings for a respite from or make a general assignment for the benefit of creditors.

         (f) Receivership. Should a receiver of all or any part of the property of the Company be applied for or appointed.

         (g) Dissolution Proceedings. Should proceedings for the dissolution or appointment of a liquidator of the Company be commenced.

         (h) False Statements. Should any representation, warranty or material statement of the Company made in writing in connection with the obligations evidenced by this Debenture prove to be incorrect or misleading in any material respect when made.

HOLDER'S RIGHTS UPON DEFAULT. Should any one or more events of default occur or exist under this Debenture as provided above, the Holder shall have the right, at its sole option, to formally declare this Debenture to be in default and to accelerate the maturity and insist upon immediate payment in full in cash of the unpaid principal balance then outstanding under this Debenture, plus accrued interest, together with reasonable attorney's fees, costs, expenses and other fees and charges as provided herein.

WAIVERS. The Company hereby waives presentment for payment, protest, notice of protest and notice of nonpayment. The Company agrees that the Holder's acceptance of payment other than in accordance with the terms of this Debenture, or the Holder's subsequent agreement to extend or modify such repayment terms, or the Holder's failure or delay in exercising any rights or remedies granted to the Holder, shall not have the effect of releasing the Company from its obligations to the Holder. In addition, any failure or delay on the part of the Holder to exercise any of the rights and remedies granted to the Holder shall not have the effect of waiving any of the Holder's rights and remedies. Any partial exercise of any rights and/or remedies granted to the Holder shall furthermore not be construed as a waiver of any other rights and remedies, it being the Company's intent and agreement that the Holder's rights and remedies shall be cumulative in nature. The Company further agrees that, should any event of default occur or exist under this Debenture, any waiver or forbearance on the part of the Holder to pursue the rights and remedies available to the Holder shall be binding upon the Holder only to the extent that the Holder specifically agrees to any such waiver or forbearance in writing. A waiver or forbearance on the part of the Holder as to one event of default shall not be construed as a waiver or forbearance as to any other event of default.

ATTORNEYS' FEES. If the Holder refers this Debenture to an attorney for collection, or files suit against the Company to collect this Debenture, or if the Company files for bankruptcy or other relief from creditors, the Company agrees to pay the Holder's reasonable attorneys' fees. In addition, the Company shall reimburse the Holder for all fees and expenses of the Holder's outside counsel incurred in connection with the preparation, negotiation, execution and delivery of this Debenture, provided that the Company shall not be obligated to reimburse the Holder for fees and expenses in excess of $12,500.00.

NOTICES. Any notice or demand which, by provision of this Debenture, is required or permitted to be served by one party hereto to or on the other party hereto shall be deemed to have been sufficiently given and served for all purposes (if mailed) three (3) calendar days after being deposited, postage prepaid, in the United States mail, registered or certified mail, or (if delivered by express courier) one (1) business day after being delivered to such courier, or (if delivered in person) the same day as delivery, in each case addressed (until another address is given in writing by one party hereto to the other party hereto) as follows:

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

         If to the Company:

                  Casino Resource Corporation
                  707 Bienville Boulevard
                  Ocean Springs, Mississippi  39564

                  Attn.:  Mr. Jack Pilger

         If to the Holder:

                  Roy Anderson Holding Corp.
                  11400 Reichold Road
                  Gulfport, Mississippi  39503

                  Attn:  Mr. Roy Anderson, III


GOVERNING LAW. The Company agrees that this Debenture and the obligations evidenced hereby shall be governed under the laws of the State of Mississippi.

SUCCESSOR AND ASSIGNS LIABLE. The Company's obligations and agreements under this Debenture shall be binding upon the Company's successors and permitted assigns. The rights and remedies granted to the Holder under this Debenture shall inure to the benefit of the Holder's successors and assigns, as well as to any subsequent holder or holders of this Debenture.

CAPTION HEADINGS. Caption headings of the sections of this Debenture are for convenience purposes only and are not to be used to interpret or to define their provisions. In this Debenture, whenever the context so requires, the singular includes the plural and the plural also includes the singular.

SEVERABILITY. If any provision of this Debenture is held to be invalid, illegal or unenforceable by any court, that provision shall be deleted from this Debenture and the balance of this Debenture shall be interpreted as if the deleted provision never existed.

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

         IN WITNESS WHEREOF, the Company and the Holder have each duly executed this Amended and Restated Debenture on the 3rd day of March, 1999, and have agreed that this Debenture will be effective as of the 1st day of February, 1999.


                           COMPANY:

                           CASINO RESOURCE CORPORATION

                           By:      ____________________________
                                    Name:    John J. Pilger
                                    Title:   Chief Executive Officer


                           HOLDER:

                           ROY ANDERSON HOLDING CORP.

                           By:      _____________________________
                                    Name:    Roy Anderson, III
                                    Title:   President, Chief Executive Officer
                                             and Treasurer




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